Exhibit 10.5

SEARS HOLDINGS CORPORATION

Director Compensation Program

Effective as of May 4, 2010

•	Only non-employee directors will be compensated for serving as directors of the Company

•	Each non-employee director will receive an annual cash retainer of $60,000

•	The chairperson of the Audit Committee of the Board of Directors will receive an additional annual cash retainer of $10,000

•	No other director will receive additional compensation for Board service

•	All directors will be reimbursed for out-of-pocket expenses incurred to attend meetings of the Board of Directors and committees of the Board of Directors